     As filed with the Securities and Exchange Commission on May 11, 1995
                                                        REGISTRATION NO. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 -------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 -------------

                                RAYTHEON COMPANY
             (Exact name of registrant as specified in its charter)



                DELAWARE                                    04-1760395
            (State or other                              (I.R.S. Employer
             jurisdiction of                            Identification No.)
     incorporation or organization)

               141 SPRING STREET, LEXINGTON, MASSACHUSETTS  02173
                                 (617) 862-6600

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)




               THOMAS D. HYDE, VICE PRESIDENT AND GENERAL COUNSEL
                                RAYTHEON COMPANY
                               141 SPRING STREET
                         LEXINGTON, MASSACHUSETTS 02173
                                 (617) 862-6600

 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                 -------------


                                   COPIES TO:

           MICHAEL P. O'BRIEN, ESQ.           KRIS F. HEINZELMAN, ESQ.
           BINGHAM, DANA & GOULD              CRAVATH, SWAINE & MOORE
           150 FEDERAL STREET                 825 EIGHTH AVENUE
           BOSTON, MA  02110-1726             NEW YORK, NY 10019


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

                                 -------------

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                               PROPOSED            PROPOSED
                                                                MAXIMUM             MAXIMUM              AMOUNT OF
      TITLE OF EACH CLASS OF            AMOUNT TO BE        OFFERING PRICE         AGGREGATE            REGISTRATION
            SECURITIES                  REGISTERED           PER UNIT (1)     OFFERING PRICE(1)(2)           FEE
         TO BE REGISTERED
- --------------------------------------------------------------------------------------------------------------------
 Debt Securities (3)..............          (4)                  (4)                 (4)                     (4)
 Preferred Stock, no par value....          (4)                  (4)                 (4)                     (4)
 Common Stock, par value $1.00
    per share (5).................          (4)                  (4)                 (4)                     (4)
- --------------------------------------------------------------------------------------------------------------------
    Total:                             $1,500,000,000(6)(7)      100%         $1,500,000,000(6)(7)       $517,245(7)
====================================================================================================================

(1) The proposed maximum per unit and aggregate offering prices per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the "Act").

(3) Subject to note (6) below, there is being registered hereunder an indeterminate principal amount of debt securities as may be sold, from time to time, by the registrant. If any Debt Securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $1,500,000,000 less the dollar amount of any securities previously issued hereunder.

(4) Not required to be included in accordance with General Instruction II(d) to Form S-3 under the Act.

(5) Each share of Common Stock also includes one Right to purchase one one-hundredth of a share of the registrant's Series A Junior Participating Serial Preferred Shares, without par value. See "Description of the Common Stock - Stockholder Rights Plan."

(6) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $1,500,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units, or composite currencies. The aggregate amount of Common Stock registered hereunder is further limited to that which is permissible under Rule 415(a)(4) under the Securities Act of 1933. The securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(7) Does not include securities with an initial offering price of up to $500,000,000 registered pursuant to the Registration Statement on Form S-3 (No. 33-49045) referred to below, to which this Registration Statement constitutes Post-Effective Amendment No. 1.

                              ___________________

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

    PURSUANT TO RULE 429, THE PROSPECTUS CONTAINED HEREIN ALSO RELATES TO SECURITIES ON A REGISTRATION STATEMENT ON FORM S-3 (NO. 33-49045). THIS REGISTRATION STATEMENT ALSO CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 1 WITH RESPECT TO THE REGISTRANT'S REGISTRATION STATEMENT ON FORM S-3 (FILE NO. 33-49045) AND CONVERTS SUCH REGISTRATION STATEMENT TO COVER DEBT SECURITIES, PREFERRED STOCK, NO PAR VALUE, AND COMMON STOCK, PAR VALUE $1.00 PER SHARE, OF THE REGISTRANT ON AN UNALLOCATED BASIS.
==============================================================================

                                RAYTHEON COMPANY

                       REGISTRATION STATEMENT ON FORM S-3

  (Cross Reference Sheet Furnished Pursuant to Item 501(b) of Regulation S-K)



    ITEM NUMBER AND CAPTION IN FORM S-3                                    LOCATION IN PROSPECTUS
    -----------------------------------                                    ----------------------
 1.     Forepart of the Registration Statement and Outside            Forepart of Registration Statement and Outside
        Front Cover Page of Prospectus............................    Front Cover Page of Prospectus


 2.     Inside Front and Outside Back Cover Pages of Prospectus...    Inside Front and Outside Back Cover Pages of
                                                                      Prospectus; Available Information


 3.     Summary Information, Risk Factors, and Ratio of               The Company; Ratio of Earnings to Fixed
        Earnings to Fixed Charges.................................    Charges


 4.     Use of Proceeds...........................................    Use of Proceeds

 5.     Determination of Offering Price...........................    Outside Front Cover Page of Prospectus; Plan
                                                                      of Distribution

 6.     Dilution..................................................    Not Applicable

 7.     Selling Security Holders..................................    Not Applicable

 8.     Plan of Distribution......................................    Outside Front Cover Page of Prospectus; Plan
                                                                      of Distribution

 9.     Description of Securities to be Registered................    Description of Preferred Stock; Description of
                                                                      Common Stock; Description of Debt Securities

10.     Interest of Named Experts and Counsel.....................    Experts

11.     Material Changes..........................................    Not Applicable

12.     Incorporation of Certain Information by                       Incorporation of Certain Information by
        Reference.................................................    Reference

13.     Disclosure of Commission Position on Indemnification
        for Securities Act Liabilities............................    Not Applicable

                   Subject to Completion, Dated May 11, 1995

                                   PROSPECTUS

                                RAYTHEON COMPANY

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK


     Raytheon Company (the "Company") may offer from time to time (i) in one or more series, its unsecured debt securities consisting of notes, debentures or other evidences of indebtedness (the "Debt Securities"), (ii) shares of serial preferred stock, without par value, in one or more series ("Preferred Stock"), or (iii) shares of common stock, $1.00 par value per share ("Common Stock"), all having an aggregate initial public offering price not to exceed $2,000,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units, or composite currencies, including European Currency Units. The Debt Securities, Preferred Stock and Common Stock are referred to herein collectively as the "Offered Securities." The Offered Securities may be offered separately or as units with other Offered Securities, in separate series in amounts, at prices and on terms to be determined in light of market conditions at the time of sale.

     The specific terms of the Offered Securities with respect to which this Prospectus is being delivered will be set forth in a supplement to this Prospectus (a "Prospectus Supplement"), together with the terms of the offering and sale of the Offered Securities and the initial offering price and the net proceeds to the Company from the sale thereof. The Prospectus Supplement will include, with regard to the particular Offered Securities, the following information: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking, authorized denomination, maturity, rate or method of calculation of interest and dates for payment thereof, any terms for optional or mandatory redemption or payment of additional amounts or any sinking fund provisions, any index or formula for determining the amount of any principal, premium, or interest fund provisions, the currency or currency unit in which principal, premium, or interest is payable, whether the securities are issuable in registered form or in the form of global securities and any provisions for the conversion or exchange of such Debt Securities; (ii) in the case of Preferred Stock, the designation, number of shares, liquidation preference per share, dividend rate (or method of calculation thereof), dividend payment dates and dates from which dividends shall accrue, any redemption or sinking fund provisions, any conversion or exchange rights; (iii) in the case of Common Stock, the number of shares; and (iv) in the case of all Offered Securities, whether such Offered Securities will be offered separately or as a unit with other Offered Securities. The Prospectus Supplement also will contain information, where applicable, about material United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

     The Company's Common Stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange. Any Common Stock offered will be listed, subject to notice of issuance, on such exchanges.

     The Debt Securities may be unsecured Senior Debt Securities or unsecured Subordinated Debt Securities. The Senior Debt Securities, when issued, will rank on a parity with all the unsecured and unsubordinated indebtedness of the Company, and the Subordinated Debt Securities, when issued, will be subordinated in right of payment to all obligations of the Company to its other creditors, except obligations ranking on a parity with or junior to the Subordinated Debt Securities. See "Description of Debt Securities -- Subordination of Subordinated Debt Securities."

     The Offered Securities may be sold directly by the Company, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any agents of the Company, underwriters or dealers are involved in the sale of any Offered Securities in respect of which this Prospectus is being delivered, the names of such agents, underwriters or dealers and any applicable commissions or discounts and the net proceeds to the Company will be set forth in a Prospectus Supplement.

                                  ____________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   __________

                  The date of this Prospectus is May __, 1995.

[To be included along left side of first page of Prospectus:

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE

SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.]

     No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this Prospectus or any Prospectus Supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter, agent or dealer. Neither this Prospectus nor any Prospectus Supplement constitutes an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereunder or thereof.


                             AVAILABLE INFORMATION

     The Company is subject to the reporting requirement of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company may be inspected and copies may be obtained (at prescribed rates) at the Commission's Public Reference Section, 450 5th Street, N.W., Washington, D.C. 20549, as well as the following regional offices: 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Company's Common Stock is listed on the New York, Chicago and Pacific Stock Exchanges, where reports, proxy statements and other information concerning the Company can also be inspected. The offices of the New York Stock Exchange are located at 20 Broad Street, New York, New York 10005.

     The Company has filed two Registration Statements on Form S-3 (together, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Commission with respect to the Offered Securities. As permitted by the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the Registration Statement. For further information with respect to the Company and the Offered Securities, reference is hereby made to such Registration Statement, including the exhibits filed as part thereof. Statements contained in this Prospectus concerning the provisions of certain documents filed with, or incorporated by reference in, the Registration Statement are not necessarily complete, each such statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including the documents incorporated by reference therein or exhibits thereto, may be obtained upon payment of the prescribed rates at the offices of the Commission set forth above.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company pursuant to the Exchange Act are incorporated herein by reference: Annual Report on Form 10-K for the fiscal year ended December 31, 1994; Current Report on Form 8-K dated May 9, 1995.

     All documents filed by the Company pursuant to section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document or portion thereof which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, on written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are incorporated by reference into such documents). Such written requests should be addressed to: Secretary, Raytheon Company, 141 Spring Street, Lexington, Massachusetts 02173. Telephone requests may be directed to the Secretary at
(617) 862-6600.


                                  THE COMPANY


     Raytheon is an international, high technology company which operates in four businesses: commercial and defense electronics, engineering and construction, aircraft and major appliances. Its principal business is the design, manufacture and servicing of advanced electronic devices, equipment and systems for government and commercial use. Through a diversification program begun in 1964, Raytheon has expanded into aircraft products, engineering and construction services, major appliances and textbook publishing. In recent years, the Company has strengthened its business through consolidation, operational improvement and acquisitions and diversified core defense technologies into commercial markets while remaining a strong defense company.

    The address of the principal executive office of the Company is 141 Spring Street, Lexington, Massachusetts 02173. The telephone number of the Company is
(617) 862-6600.


                                USE OF PROCEEDS

    Unless otherwise provided in the applicable Prospectus Supplement, the net proceeds from the sale of the Offered Securities will be used by the Company to refinance commercial paper borrowing and/or bank borrowings, with various maturities and bearing interest at various rates, that were incurred to finance acquisitions or other capital expenditures and working capital requirements and for other general corporate purposes.


                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the Company's consolidated ratios of earnings to fixed charges for each of the Company's fiscal years 1994, 1993, 1992, 1991 and 1990:

                         Fiscal Year ended December 31

      1994           1993           1992          1991           1990
      ----           ----           ----          ----           ----
      12.0           18.1           11.9           7.5            6.3



    For purposes of computing the ratio of earnings to fixed charges, earnings consist of net earnings, taxes on income and fixed charges (less capitalized interest) and fixed charges consist of interest expense, amortization of debt discount and expense, the portion of rents representative of an interest factor and capitalized interest.


                         DESCRIPTION OF DEBT SECURITIES

    The Senior Debt Securities are to be issued under an Indenture, dated as of May 15, 1995 (the "Senior Indenture"), between the Company and The First National Bank of Boston, as trustee. The Subordinated Debt Securities are to be issued under a second Indenture, dated as of May 15, 1995 (the Subordinated Indenture"), also between the Company and The First National Bank of Boston, as trustee. Copies of the Senior Indenture and the Subordinated Indenture have been filed with the Commission as exhibits to the Registration Statement. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures." The First National

Bank of Boston is hereinafter referred to as the "Senior Trustee" when referring to it in its capacity as trustee under the Senior Indenture, as the "Subordinated Trustee" when referring to it in its capacity as trustee under the Subordinated Indenture, and as the "Trustee" when referring to it in its capacity as trustee under both of the Indentures. The following summaries of certain provisions of the Senior Debt Securities, the Subordinated Debt Securities and the Indentures do not purport to be complete and are subject to and are qualified in their entirety by reference to all the provisions of the Indenture applicable to a particular series of Debt Securities (the "Applicable Indenture"), including the definitions therein of certain terms. Wherever particular Sections, Articles or defined terms of the Applicable Indenture are referred to, it is intended that such Sections, Articles or defined terms shall be incorporated herein by reference. Article and Section references used herein are references to the Applicable Indenture. Capitalized terms not otherwise defined herein shall have the meaning given in the Applicable Indenture.

    The following sets forth certain general terms and provisions of the Debt Securities offered hereby. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") will be described in the Prospectus Supplement relating to such Offered Debt Securities (the "Applicable Prospectus Supplement").

GENERAL

    The Indentures do not limit the amount of Debt Securities that may be issued thereunder and provide that Debt Securities may be issued thereunder from time to time in one or more series. The Debt Securities will be unsecured obligations of the Company.

    Unless otherwise indicated in the Applicable Prospectus Supplement, principal of, premium, if any, and interest on the Debt Securities will be payable, and the transfer of Debt Securities will be registrable, at the office or agency of the Company in each Place of Payment maintained by the Company and at any other office or agency maintained by the Company for such purpose, except that, at the option of the Company, interest may be paid by mailing a check to the address of the Person entitled thereto as it appears on the register for the Debt Securities (Sections 301, 305, 307 and 1002). The Debt Securities will be issued only in fully registered form without coupons and, unless otherwise indicated in the Applicable Prospectus Supplement, in denominations of $1,000 or integral multiples thereof (Section 302). No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith (Section 305).

    The Applicable Prospectus Supplement will describe the following terms of the Offered Debt Securities: (i) the title of the Offered Debt Securities; (ii) whether the

Offered Debt Securities are Senior Debt Securities or Subordinated Debt Securities; (iii) any limit on the aggregate principal amount of the Offered Debt Securities; (iv) the Person to whom any interest on the Offered Debt Securities is payable if other than the Person in whose name any such Offered Debt Securities are registered; (v) the date or dates on which the principal of the Offered Debt Securities will mature; (vi) the rate or rates per annum (which may be fixed or variable) at which the Offered Debt Securities will bear interest, if any, and the date or dates from which such interest, if any, will accrue; (vii) the dates on which such interest, if any, on the Offered Debt Securities will be payable and the Regular Record Dates for such Interest Payment Dates; (viii) the place or places where the principal of and any premium and interest on the Offered Debt Securities shall be payable; (ix) any mandatory or optional sinking funds or analogous provisions; (x) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of any such optional or mandatory redemption provision; (xi) the obligation of the Company, if any, to redeem or repurchase the Offered Debt Securities at the option of the Holder; (xii) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities shall be issuable; (xiii) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities that will be payable upon the declaration of acceleration of the Maturity thereof; (xiv) the currency of payment of principal of and any premium and interest on the Offered Debt Securities and, if other than United States currency, the manner of determining the equivalent thereof in United States currency for any purpose; (xv) any index used to determine the amount of payment of principal of, and any premium and interest on, the Offered Debt Securities;
(xvi) if the Offered Debt Securities will be issuable only in the form of a Global Security, the Depositary or its nominee with respect to the Offered Debt Securities and the circumstances under which the Global Security may be registered for transfer or exchange in the name of a Person other than the Depositary or its nominee; (xvii) the applicability, if any, of the provisions described under "Defeasance and Covenant Defeasance"; (xviii) whether the Debt Securities are convertible into any other securities and the terms and conditions of such convertibility; (xix) any additional Event of Default, and in the case of any Offered Debt Securities that are Subordinated Debt Securities, any additional Event of Default that would result in the acceleration of the maturity thereof; and (xx) any other terms of the Offered Debt Securities (Section 301).

    Both Senior Debt Securities and Subordinated Debt Securities may be issued as Original Issue Discount Debt Securities to be offered and sold at a substantial discount below their stated principal amount. "Original Issue Discount Debt Security" means any Debt Security which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the Maturity thereof upon the occurrence of an Event of Default and the continuation thereof (Section 101).

    The Applicable Prospectus Supplement will also describe any material United States federal income tax consequences or other special considerations applicable to the series of Debt Securities to which such Prospectus Supplement relates, including those applicable to (i) Debt Securities with respect to which payments of principal, premium, or interest are determined with reference to an index or formula (including changes in prices of particular securities, currencies, or commodities), (ii) Debt Securities with respect to which principal, premium, or interest is payable in a foreign or composite currency, (iii) Original Issue Discount Securities, and (iv) variable rate Debt Securities that are exchangeable for fixed rate Debt Securities.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

    Unless otherwise indicated in the Applicable Prospectus Supplement, the following provisions will apply to the Subordinated Debt Securities.

    The payment of the principal of, premium, if any, and interest on the Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined below) (Section
1301). Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the Subordinated Debt Securities (Section 1302). In the event of the acceleration of the Maturity of any Subordinated Debt Securities of any series, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment of the principal of, premium, if any, or interest on the Subordinated Debt Securities of such series or on account of the purchase or other acquisition of Subordinated Debt Securities of such series (Section 1303). Accordingly, in case of such an acceleration, all Senior Indebtedness would have to be repaid before any payment could be made in respect of the Subordinated Debt Securities. No payments on account of principal, premium, if any, or interest in respect of the Subordinated Debt Securities or on account of the purchase or other acquisition of Subordinated Debt Securities may be made if there shall have occurred and be continuing a default in any payment with respect to any Senior Indebtedness, or an Event of Default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default (Section 1304).

    By reason of such subordination, in the event of the insolvency of the Company, creditors of the Company who are not holders of Senior Indebtedness or the Subordinated Debt Securities may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than Holders of the Subordinated Debt Securities.

    "Senior Indebtedness" is defined in the Subordinated Indenture to mean the principal of, and premium, if any, and interest on (i) all indebtedness of the Company for money borrowed, other than the Subordinated Debt Securities, and any other indebtedness of the Company represented by a note, bond, debenture or other similar evidence of indebtedness (including indebtedness of others guaranteed by the Company), in each case whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, incurred or assumed and (ii) any amendments, renewals, extensions, modifications and refundings of any such indebtedness, unless in any case in the instrument creating or evidencing any such indebtedness or pursuant to which it is outstanding it is provided that such indebtedness is not superior in right of payment to the Subordinated Debt Securities. For the purposes of this definition, "indebtedness for money borrowed" is defined as (A) any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (B) any deferred payment obligation of, or any such obligation guaranteed by, the Company for the payment of the purchase price of property or assets evidenced by a note or similar instrument, and (C) any obligation of, or any such obligation guaranteed by, the Company for the payment of rent or other amounts under a lease of property or assets if such obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of the Company under generally accepted accounting principles (Section 101).

    The Subordinated Indenture will not limit the amount of other indebtedness, including Senior Indebtedness, that may be issued by the Company or any of its Subsidiaries.

EVENTS OF DEFAULT

    The Senior Indenture (with respect to any series of Senior Debt Securities then Outstanding) and, unless otherwise provided in the Applicable Prospectus Supplement, the Subordinated Indenture (with respect to any series of Subordinated Debt Securities then Outstanding), define an Event of Default as any one of the following events: (i) default in the payment of any interest on any Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (in the case of the Subordinated Indenture, whether or not payment is prohibited by the subordination provisions); (ii) default in the payment of the principal of, or premium, if any, on any Debt Security of that series at its Maturity (in the case of the Subordinated Indenture, whether or not payment is prohibited by the subordination provisions); (iii) failure to deposit any sinking fund payment when and as due by the terms of a Debt Security of that series (in the case of the Subordinated Indenture, whether or not payment is prohibited by the subordination provisions); (iv) failure to perform any other covenants or agreements of the Company in the Applicable Indenture (other than covenants or agreements included in the Applicable Indenture solely for the benefit of a series of Debt Securities thereunder other than that series) and continuance of such default for a period of 60 days after either the Trustee or the Holders of at least 25% of the principal amount of the Outstanding Debt Securities of that series have given written notice specifying such failure as provided in the Applicable Indenture; (v) certain events in bankruptcy, insolvency or reorganization of the Company; and (vi) any other Event of Default provided with respect to Debt Securities of that series (Section 501). If an Event of Default occurs with respect to Debt Securities of any series, the Trustee shall give the Holders of Debt Securities of such series notice of such default, provided, however, that in the case of a default described in (iv) above, no such notice to Holders shall be given until at least 30 days after the occurrence thereof (Section 602).

    If an Event of Default with respect to the Senior Debt Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of at least 25% of the aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Debt Securities, such portion of the principal amount as may be specified in the terms thereof) of all the Senior Debt Securities of that series to be due and payable immediately. Payment of the principal of the Subordinated Debt Securities may be accelerated only in the case of certain events of bankruptcy, insolvency or reorganization of the Company. The Trustee and the Holders will not be entitled to accelerate the maturity of the Subordinated Debt Securities upon the occurrence of any of the Events of Default described above except for those described in subparagraph
(v) (i.e., certain events in bankruptcy, insolvency or reorganization of the Company). Accordingly, there is no right of acceleration in the case of a default in the performance of any other covenant with respect to the Subordinated Debt Securities, including the payment of interest or principal. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority of the aggregate principal amount of Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration (Section 502).

    The Indentures provide that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity (Section 603). Subject to such provisions for the indemnification of the Trustee and to certain other conditions, the Holders of a majority of the aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series (Section 512).

    No Holder of any series of Debt Securities will have any right to institute any proceeding with respect to the Applicable Indenture or for any remedy thereunder, unless: (i) such Holder previously has given to the Trustee under the Applicable

Indenture written notice of a continuing Event of Default with respect to Debt Securities of that series; (ii) the Holders of at least 25% of the aggregate principal amount of the Outstanding Debt Securities of that series have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; (iii) in the 60-day period following receipt of a written notice from a Holder, the Trustee has not received from the Holders of a majority of the aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request; and (iv) the Trustee shall have failed to institute such proceeding within such 60-day period (Section 507). However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for enforcement of payment of the principal of and premium, if any, or interest on such Debt Security on or after the respective due dates expressed in such Debt Security (Section 508).

    The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance (Section 1005).

DEFEASANCE AND COVENANT DEFEASANCE

    The Indentures provide that, if such provision is made applicable to the Debt Securities of any series pursuant to Section 301 of the Applicable Indenture (which will be indicated in the Applicable Prospectus Supplement), the Company may elect either (i) to defease and be discharged from any and all obligations in respect of such Debt Securities then outstanding (including, in the case of Subordinated Debt Securities, the provisions described under "Subordination of Subordinated Debt Securities" and except for certain obligations to register the transfer of or exchange of such Debt Securities, replace stolen, lost or mutilated Debt Securities, maintain paying agencies and hold monies for payment in trust) ("defeasance") or (ii) to be released from its obligations with respect to such Debt Securities concerning the subordination provisions described under "Subordination of Subordinated Debt Securities" and any other covenants applicable to such Debt Securities which are determined pursuant to Section 301 of the Applicable Indenture to be subject to covenant defeasance ("covenant defeasance"), and the occurrence of an event described in clause (iv) (insofar as with respect to covenants subject to covenant defeasance) under "Events of Default" above shall no longer be an Event of Default, in the case of either (i) or (ii) if the Company deposits, in trust, with the Trustee money or U.S. Government Obligations, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient, without reinvestment, to pay all the principal of and premium, if any, and interest on such Debt Securities on the dates such payments are due (which may include one or more redemption dates designated by the Company) and any mandatory sinking fund or analogous payments thereon in accordance with the terms of such Debt Securities. Such a trust may only be established if, among other things (A) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the Applicable Indenture shall have occurred and be continuing on the date of such deposit, (B) such deposit will not cause the Trustee to have any conflicting interest with respect to other securities of the Company and (C) the Company shall have delivered an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit or defeasance and will be subject to federal income tax in the same manner as if such defeasance had not occurred.

    The Company may exercise its defeasance option with respect to such Debt Securities notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its defeasance option, payment of such Debt Securities may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of such Debt Securities may not be accelerated by reference to the covenants noted under clause (ii) in the preceding paragraph. In the event the Company omits to comply with its remaining obligations with respect to such Debt Securities under the Applicable Indenture after exercising its covenant defeasance option and such Debt Securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect of such payments (See Article Thirteen and Article Fourteen of the Senior Indenture and the Subordinated Indenture, respectively).

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the Outstanding Debt Securities of all series issued under the Indenture and affected by the modification or amendments (voting as a single class); provided, however, that no such modification or amendment may, without the consent of the Holders of all Debt Securities affected thereby (i) change the stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security; (ii) reduce the principal amount of, or the premium, if any, or (except as otherwise provided in the Applicable Prospectus Supplement) interest on, any Debt Security (including in the case of an Original Issue Discount Debt Security the amount payable upon acceleration of the Maturity thereof); (iii) change the place or currency of payment of principal of, premium, if any, or interest on any Debt Security; (iv) impair the right to institute suit for the enforcement of any payment on any Debt Security on or after the Stated Maturity thereof (or in the case of redemption, on or after the Redemption Date); (v) in the case of the Subordinated Indenture, modify the subordination provisions in a manner adverse to the Holders of the Subordinated Debt Securities; or (vi) reduce the percentage of the principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults (Section 902).

    The Holders of a majority of the aggregate principal amount of the Senior Debt Securities or the Subordinated Debt Securities may, on behalf of all Holders of the Senior Debt Securities or the Subordinated Debt Securities, respectively, waive any past default under the Applicable Indenture, except a default in the payment of principal, premium or interest or in the performance of certain covenants (Section 513).

CERTAIN COVENANTS OF THE CORPORATION

    LIMITATION ON LIENS. The Company may not, nor may it permit any Significant Subsidiary (as defined below) to, create, incur, assume or permit to exist any Lien (as defined below) on any property or asset (including any stock or other securities of any Person, including any Significant Subsidiary), or on any income or revenues or rights in respect of any thereof, unless the Debt Securities of any series then or thereafter Outstanding shall be equally and ratably secured. This restriction does not apply, however, to (i) Liens on property or assets of the Company and its Subsidiaries existing on May 15, 1995, provided that such Liens shall secure only those obligations which they secure as of May 15, 1995; (ii) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary, provided that (x) such Lien is not created in contemplation of or in connection with such acquisition and (y) such Lien does not apply to any other property or assets of the Company or any Subsidiary; (iii) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves, to the extent required by GAAP, have been set aside; (iv) carriers', warehousemen's, mechanics', materialsmen's, repairmen's or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves, to the extent required by GAAP, have been set aside; (v) pledges and deposits made in the ordinary course of business in compliance with workmen's compensation, unemployment insurance and other social security laws or regulations; (vi) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than capital leases), statutory obligations, surety and appeal bonds, advance payment bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (vii) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries; (viii) Liens upon any property acquired, constructed or improved by the Company or any Subsidiary which are created or incurred within 360 days of such acquisition, construction or improvement to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction or improvement, including carrying costs (but no other amounts), provided that any such Lien shall not apply to any other property of the Company or any Subsidiary; (ix) Liens on the property or assets of any Subsidiary in favor of the

Company; (x) extensions, renewals and replacements of Liens referred to in paragraphs (i) through (ix) above, provided that any such extension, renewal or replacement Lien shall be limited to the property or assets covered by the Lien extended, renewed or replaced and that the obligations secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the Lien extended, renewed or replaced; (xi) any Lien, of the type described in clause (iii) of the definition below of the term "Lien", on securities imposed pursuant to an agreement entered into for the sale or disposition of such securities pending the closing of such sale or disposition; provided such sale or disposition is otherwise permitted hereunder; (xii) Liens arising in connection with any Permitted Receivables Program (to the extent the sale by the Company or the applicable Subsidiary of its accounts receivable is deemed to give rise to a Lien in favor of the purchaser thereof in such accounts receivable or the proceeds thereof); (xiii) Liens on the capital stock or assets of any Subsidiary that is not a Significant Subsidiary; and (xiv) Liens to secure Indebtedness if, immediately after the grant thereof, the aggregate amount of all Indebtedness secured by Liens that would not be permitted but for this clause (xiv) does not exceed 15% of the Stockholders' Equity (as defined below) as shown on the most recent consolidated balance sheet of the Company filed with the Commission pursuant to the Exchange Act.


    LIMITATION ON SALE LEASEBACK TRANSACTIONS. Transactions involving any sale and leaseback by the Company or any Significant Subsidiary of any Principal Property (as defined below) are prohibited, unless the Company or any such Significant Subsidiary, within 120 days after the effective date of the lease, applies to the retirement of any Funded Debt (as defined below) an amount equal to the greater of (i) the net proceeds of the sale of the property leased or
(ii) the fair market value of the property leased within 90 days prior to the effective date of the lease. The amount to be so applied in respect of any such transaction will be reduced, however, by the principal amount of any Debt Securities surrendered to the Trustee by the Company for cancellation and by the principal amount of Funded Debt other than Debt Securities, voluntarily retired by the Company, within 120 days after the effective date of the lease, provided that no retirement may be effected by payment on the final maturity date or pursuant to mandatory sinking fund or prepayment provisions. This restriction does not apply, however, to the Company or any Significant
Subsidiary: (i) entering into any transaction not involving a lease with a term of more than three (3) years; (ii) entering into any transaction to the extent the Lien on any such property subject to such sale and leaseback would be permitted under the covenant described above under "Limitation on Liens" or
(iii) entering into any transaction for the sale and leaseback of any property if such lease is entered into within 180 days after the later of the acquisition, completion of construction or commencement of operation of such property.

    APPLICABILITY OF COVENANTS. Any series of Securities may provide that either or both of the covenants described above shall not be applicable to the Securities of such series (Section 301).

CERTAIN DEFINITIONS. Certain terms are defined in the Indenture and are used in this Prospectus as follows:

    "Funded Debt" means all Indebtedness that will mature, pursuant to a mandatory sinking fund or prepayment provision or otherwise, and all installments of Indebtedness that will fall due, more than one year from the date of determination. In calculating the maturity of any Indebtedness, there shall be included the term of any unexercised right of the debtor to renew or extend such Indebtedness existing at the time of determination.

    "GAAP" means generally accepted accounting principles applied on a consistent basis.

    "Indebtedness" of any Person shall mean, as at any date of determination, all indebtedness (including capitalized lease obligations) of such Person and its consolidated subsidiaries at such date that would be required to be included as a liability on a consolidated balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.

    "Lien" means, with respect to any asset of any Person, (i) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (iii) in the case of securities that constitute assets of such Person, any purchase option, call or similar right of a third party with respect to such securities.

    "Permitted Receivables Program" means any receivables securitization program pursuant to which the Company or any of the Subsidiaries sells accounts receivable to any non-Affiliate in a "true sale" transaction; provided, however, that any related indebtedness incurred to finance the purchase of such accounts receivable is not includible on the balance sheet (excluding the footnotes thereto) of the Company or any Subsidiary in accordance with GAAP and applicable regulations of the Commission.

    "Principal Property" means (i) the Company's principal office building and
(ii) any manufacturing plant or principal research facility of the Company or any Significant Subsidiary which is located within the United States of America or Canada, except any such principal office building, plant or facility which the Board of Directors by resolution declares is not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety.

    "Significant Subsidiary" means, at any time, any Subsidiary that would be a "Significant Subsidiary" at such time, as such term is defined in Regulation S-X promulgated by the Commission, as in effect on May 15, 1995.

    "Stockholders' Equity" means, at any date of determination, the stockholders' equity at such date of the Company and its Subsidiaries, as determined in accordance with GAAP.

    "Subsidiary" means any corporation, partnership, limited liability company, joint venture, trust or unincorporated organization more than 50% of the outstanding voting interest of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Company may not consolidate with or merge into any other Person or transfer or lease its assets as an entirety to any Person unless any successor or purchaser is a corporation organized under the laws of the United States of America, any State or the District of Columbia, and any such successor or purchaser expressly assumes the Company's obligations on the Debt Securities under a supplemental indenture. The Trustee may receive an Opinion of Counsel as conclusive evidence of compliance with these provisions (Article
Eight).

CONVERSION RIGHTS

    The terms, if any, on which Debt Securities of a series may be exchanged for or converted into shares of Common Stock, Preferred Stock or any other security, including the conversion price or exchange ratio (or the method of calculating the same), the conversion or exchange period (or the method of determining the same), whether conversion or exchange will be mandatory or at the option of the holder or the Company, provisions for adjustment of the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of such Debt Securities, will be set forth in the Prospectus Supplement relating thereto.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in the form of one or more Global Securities that will be deposited with a Depositary or its nominee identified in the Applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee for such Depositary and except in the circumstances described in the Applicable Prospectus Supplement (Sections 204 and 305).

    The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the Applicable Prospectus Supplement.

CONCERNING THE TRUSTEE

    The First National Bank of Boston is Trustee under the Indentures. The Trustee performs services for the Company in the ordinary course of business.


                         DESCRIPTION OF PREFERRED STOCK

    The following description of the terms of the Preferred Stock sets forth general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate (the "Applicable Prospectus Supplement"). Certain other terms of any series of the Preferred Stock offered by the Applicable Prospectus Supplement will be described in the Applicable Prospectus Supplement. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety be reference to the Company's Restated Certificate of Incorporation (the "Restated Certificate of Incorporation"), and the certificate of designation (a "Certificate of Designation") relating to each series of the Preferred Stock which will be filed with the Commission and incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of the Preferred Stock.

GENERAL

    The Company has authorized 3,000,000 shares of Serial Preferred Stock, without par value, of which no shares are currently outstanding. The Board of Directors has been authorized, subject to certain limitations set forth in the Restated Certificate of Incorporation of the Company, to issue shares of Serial Preferred Stock in one or more series, by resolution providing for the issuance of such series, and to (i) fix the number of shares which will constitute such series and the designation thereof, (ii) fix the stated value, if any, of such series and the consideration for which shares of such series may be issued,
(iii) determine the voting rights of shares of such series, (iv) determine the terms and conditions, if any, under which such series may be redeemable, (v) determine whether shares of such series will be subject to the operation of a retirement or sinking fund, (vi) determine the rate of any dividends payable with respect to shares of such series and any preferences or relations to dividends payable with respect to shares of other classes of the Company's capital stock, (vii) determine the rights of shares of such series upon the dissolution of the Company, (viii) determine if shares of such series are convertible into or exchangeable for shares of another class or classes of capital stock of the Company and the rates or prices at which shares of such series are convertible or exchangeable, and (ix) determine such other preferences and relative, participating, optional or other special rights and qualifications of shares of such series as are not inconsistent with the terms of the Restated Certificate of Incorporation. To the extent permitted by the resolutions of the Board of Directors authorizing any such series of Preferred Stock, a duly authorized committee of the Board of Directors may determine certain of the designations described above which are made with respect to such series.

    The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in the Applicable Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for the specific terms of such series.

    The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. The rights of the holders of each series of the Preferred Stock will be subordinate to those of the Company's general creditors.

    In the event that the Company issues any Preferred Stock pursuant to the Applicable Prospectus Supplement, unless otherwise noted in the Applicable Prospectus Supplement, State Street Bank and Trust Company of Boston, Massachusetts will be the registrar and transfer agent for such Preferred Stock.

DIVIDEND RIGHTS

    Holders of the Preferred Stock of each series will be entitled to receive, when and as declared by the Board of Directors of the Company, out of funds of the Company legally available therefor, cash dividends on such dates and at such rates as are set forth in, or as are determined by the method described in, the Applicable Prospectus Supplement. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates, fixed by the Board of Directors of the Company, as specified in the Applicable Prospectus Supplement.

    Such dividends may be cumulative or noncumulative, as provided in the Applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment date will be lost, and the Company will have no obligation to pay any dividend for such period, whether or not dividends on such series are declared payable on any future dividend payment dates. Dividends on the shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date fixed by the Board of Directors. Unless dividends on all outstanding shares of series of Preferred Stock having cumulative dividend rights have been fully paid, no dividend (other than stock dividends) may be paid on the Common Stock or any other class of stock ranking junior to the Preferred Stock.

LIQUIDATION PREFERENCES

    Unless otherwise specified in the Applicable Prospectus Supplement, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each series of the Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to the holders of Common Stock or any other shares of stock of the Company ranking junior as to such distribution to such series of the Preferred Stock, the amount (if any) set forth in the Applicable Prospectus Supplement, together with any unpaid cumulative dividends. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series are not paid in full, the holders of the Preferred Stock of such series and of any other series of equal preference will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the Preferred Stock of each series that has a liquidation preference of the full preferential amounts of the liquidating distribution to which they are entitled, the holders of each such series of the Preferred Stock will be entitled to no further participation in any distribution of assets by the Company. A consolidation, merger or sale of substantially all of the assets of the Company would not be considered a "liquidation" within the meaning of the foregoing provisions.

REDEMPTION

    A series of the Preferred Stock may be redeemable, in whole or from time to time in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the time and at the redemption prices set forth in the Applicable Prospectus Supplement. Shares of the Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of Preferred Stock of the Company.

CONVERSION AND EXCHANGE RIGHTS

    The terms, if any, on which shares of Preferred Stock of any series may be exchanged for or converted into shares of Common Stock, or another series of Preferred Stock, or any other security will be set forth in the Applicable Prospectus Supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder, or at the option of the Company, in which case the number of shares of Common Stock, the shares of another series of Preferred

Stock or the amount of any other securities to be received by the holders of Preferred Stock would be calculated as of a time and in the manner stated in the Applicable Prospectus Supplement.

VOTING

    So long as there are any shares of Preferred Stock outstanding, the Company would be prohibited, without the affirmative vote of at least two-thirds of the outstanding Preferred Stock, from (i) authorizing a new class of stock which ranks senior in the payment of dividends or in liquidation preference to the Preferred Stock, or (ii) altering materially the rights of the Preferred Stock, unless in either case provision is made for the redemption of all shares of Preferred Stock at the time outstanding. So long as there are any shares of Preferred Stock outstanding, without the affirmative vote of at least a majority of the outstanding Preferred Stock, the Company would be prohibited from authorizing any class of stock which ranks on a parity as to payment of dividends or liquidation preference with the Preferred Stock, unless provision is made for the redemption of all shares of Preferred Stock at the time outstanding.


                        DESCRIPTION OF THE COMMON STOCK

COMMON STOCK

    The Company's Restated Certificate of Incorporation authorizes the issuance of 200,000,000 shares of Common Stock, par value $1.00 per share. As of April 30, 1995, there were 122,686,767 shares of Common Stock outstanding. Each outstanding share of Common Stock includes a Right to purchase certain Preferred Stock or other property, but these Rights will not be exercisable or evidenced separately from the Common Stock prior to the occurrence of certain events, as described below under "Description of the Common Stock -- Stockholder Rights Plan."

    Subject to the rights of the holders of any Preferred Stock, each holder of Common Stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment of liabilities. Each holder of Common Stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders. The outstanding Common Stock is fully paid and non-assessable.

    State Street Bank and Trust Company of Boston, Massachusetts is the registrar and transfer agent for the Common Stock.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

    The following summary of certain provisions of the Company's Restated Certificate of Incorporation and Bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to the Restated Certificate of Incorporation and the Bylaws which are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part.

    FAIR PRICE PROVISIONS. The Company's Restated Certificate of Incorporation requires approval by holders of at least 75% of the Company's outstanding voting stock for mergers and certain other corporate transactions ("Business Transactions") that involve a beneficial owner of (or person that has announced an intention to acquire) 10% or more of the voting stock of the Company (a "Related Person"), unless (i) the transaction has been approved by a majority of certain directors ("Continuing Directors") who constitute a majority of the entire Board of Directors of the Company at such time or (ii) certain fair price criteria and procedural requirements are satisfied. These provisions of the Restated Certificate of Incorporation may be amended or repealed only by the vote of the holders of 75% or more of the voting stock of the Company, or by the vote of holders of a simple majority of the voting stock of the Company if the Board of Directors is composed entirely of Continuing Directors and unanimously approves the amendment or repeal.

    A "Continuing Director" is any member of the Board of Directors who is not an affiliate or associate of the Related Person involved in a particular Business Transaction and was or becomes a director prior to the time that the Related Person became a Related Person, or is elected or recommended for election by the stockholders by a majority of the then Continuing Directors.

    The fair price criteria require that in the event of a Business Transaction in which cash or other consideration would be paid to the Company's stockholders, (i) the consideration to be received by the stockholders be either cash or the same type of consideration used by the Related Person to acquire the largest portion of such Related Person's shares, and (ii) the fair market value of such consideration to be received per share of Common Stock be not less than the highest per share price paid by the Related Person in acquiring any Common Stock of the Company within two years before becoming and while a Related Person, or if higher the per share price on the date of first public announcement of the Business Transaction.

    The fair price criteria also require that the aggregate amount of cash and fair market value of other consideration to be received by holders of shares of voting stock other than Common Stock shall be the higher of: (i) the highest per share price paid by the Related Person in acquiring such voting stock within two years before becoming and while a Related Person, or if higher the per share price on the date of first public announcement of the Business Transaction and (ii) the highest preferential liquidation amount per share to which such voting shares are entitled.

    The procedural requirements would not be satisfied if, (i) after a Related Person became a 10% voting stockholder, the Related Person acquired additional shares of voting stock of the Company, other than pursuant to a pro rata stock split or dividend, (ii) before consummation of the Business Transaction, the Related Person shall have received the benefit of any financial assistance or tax advantage provided by the Company not shared proportionately with all other stockholders, (iii) before consummation of the Business Transaction, the Related Person causes a material change in the Company's business, capital structure or dividend rates or policy, or (iv) the proposed Business Transaction shall not have been described in a proxy statement mailed to the Company's stockholders no later than 30 days prior to the consummation of such transaction, which proxy statement must prominently set forth any statements any of the Continuing Directors choose to make with respect to the advisability (or inadvisability) of the proposed Business Transaction and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment bank selected by a majority of the Continuing Directors as to the fairness (or not) to the Company's stockholders of the proposed Business Transaction.

    CLASSIFICATION OF DIRECTORS; ADVANCE NOTICE OF NOMINATIONS. The Company's Restated Certificate of Incorporation and Bylaws provide that its Board of Directors shall be divided into three classes, each class being as nearly equal in number as possible, and that at each annual meeting of the Company's stockholders, the successors to the Directors whose terms expire that year shall be elected for a term of three years. Within the limit of not less than five nor more than 15 Directors, the number of Directors is fixed by the Board of Directors. Newly created Directorships and any vacancies on the Board of Directors are filled by a majority vote of the remaining Directors then in office, even if less than a quorum. Directors may be removed by the affirmative vote of the holders of a majority of the outstanding voting shares of the Company, but only for cause.

    Any stockholder intending to nominate a person for election as Director at a meeting of stockholders may do so only if written notice of the stockholder's intent to make such nomination, including certain related information specified in the Bylaws, is given to the Secretary of the Company not later than 90 days or earlier than 120 days in advance of the annual meeting at which the nomination is to be made (or in the case of a special meeting, not later than the tenth day following the date on which notice of that meeting is first given to stockholders).

STOCKHOLDER RIGHTS PLAN

    On June 25, 1986 the Board of Directors of the Company adopted a stockholder rights plan (which was amended with the approval of the Board of

Directors as of June 22, 1988) providing for a dividend of one Preferred Stock Purchase Right for each outstanding share of Common Stock of the Company (the "Rights"). The dividend was distributed on July 8, 1986 to stockholders of record on that date. Holders of shares of Common Stock issued subsequent to that date receive the Rights with their shares. The Rights trade automatically with shares of Common Stock and become exercisable only under certain circumstances as described below. The Rights are designed to protect the interests of the Company and its stockholders against coercive takeover tactics. The purpose of the Rights is to encourage potential acquirers to negotiate with the Company's Board of Directors prior to attempting a takeover and to provide the Board with leverage in negotiating on behalf of all stockholders the terms of any proposed takeover. The Rights may have certain anti-takeover effects. The Rights should not, however, interfere with any merger or other business combination approved by the Board of Directors.

    Until a Right is exercised, the holder of a Right, as such, will have no rights as a stockholder of the Company including, without limitation, the right to vote or receive dividends. Upon becoming exercisable, each Right will entitle the holder thereof to purchase from the Company one one-hundredth of a share of Series A Junior Participating Serial Preferred Stock at a purchase price of $180 per Right, subject to adjustment. In general, the Rights will become exercisable upon the earlier of (i) ten days following a public announcement that a person or group has acquired beneficial ownership of 20% or more of the Company's outstanding Common Stock (the "Stock Acquisition Date") or (ii) ten business days (or such later date as the Board of Directors may determine) after the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 25% or more of the Company's outstanding Common Stock.

    Generally, in the event that a person or group becomes the beneficial owner of 25% or more of the Company's outstanding Common Stock (a "Flip-In Event"), each Right, other than Rights owned by the acquirer, will thereafter entitle the holder to receive, upon exercise of the Right, Common Stock having a value equal to two times the exercise price of the Right. In the event that, at any time after the Stock Acquisition Date, the Company is acquired in a merger or other business combination transaction or more than 50% of the Company's assets or earning power is sold or transferred (a "Flip-Over Event"), each Right, other than Rights owned by the acquirer, will thereafter entitle the holder thereof to receive, upon the exercise of the Right, common stock of the acquirer having a value equal to two times the exercise price of the Right.

    The Rights are redeemable by the Corporation at $.05 per Right (payable in cash, shares of Common Stock or any other form of consideration, as deemed appropriate by the Board of Directors) at any time prior to ten days after the Stock Acquisition Date (or after that time if no Flip-In Event or Flip-Over Event has occurred, the person or group that caused the Stock Acquisition Date has reduced its ownership of Common Stock, in transactions not directly or indirectly involving the Company, to 10% or less of the outstanding Common Stock and there is not then any other person or group beneficially owning 20% or more of the outstanding Common Stock). The Rights will expire at the close of business on July 8, 1996, unless earlier redeemed.

    The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by the description of the Rights contained in the Rights Agreement, dated as of June 25, 1986, and amended as of June 22, 1988, between the Company and The First National Bank of Boston, as Rights Agent, which is incorporated herein by reference to the Company's Registration Statement on Form 8-A filed on July 3, 1986 and amended on June 28, 1988.


CERTAIN ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW

    The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with the Company (or its majority-owned subsidiaries) for three years following the date such person became an interested stockholder unless: (i) before such person became an interested stockholder, the Company's Board of Directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the Company's voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the Company's Board of Directors and approved at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the Company's outstanding voting stock not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the earlier of the announcement or notification of one of certain extraordinary transactions involving the Company and a Person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the Company's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

                              PLAN OF DISTRIBUTION

    The Company may sell the Offered Securities in or outside the United States through underwriters or dealers, directly to one or more purchasers, or through agents. The Prospectus Supplement with respect to the Offered Securities will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters, dealers, or agents, the purchase price of the Offered Securities and the proceeds to the Company from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price, any discounts or concessions allowed or re-allowed or paid to dealers, and any securities exchanges on which the Offered Securities may be listed.

    If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the Prospectus Supplement relating to such offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters or agents to purchase the Offered Securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities if any are purchased. The initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

    If dealers are used in the sale of Offered Securities with respect to which this Prospectus is delivered, the Company will sell such Offered Securities to the dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

    Offered Securities may be sold directly by the Company or through agents designated by the Company from time to time at fixed prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the Offered Securities with respect to which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the

Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    Offered Securities may be sold directly by the Company to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Applicable Prospectus Supplement.

    In connection with the sale of the Offered Securities, underwriters or agents may receive compensation from the Company or from purchasers of Offered Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, agents and dealers participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of the Offered Securities by them may be deemed to be underwriting discounts or commissions under the Securities Act.

    If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

    Agents, dealers and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, dealers, or underwriters may be required to make with respect thereto. Agents, dealers, and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

    Some or all of the Offered Securities may be new issues of securities with no established trading market. Any underwriters to whom Offered Securities are sold by the Company for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any Offered Securities.

    Certain of the underwriters, dealers or agents and their affiliates may be customers of, engage in transactions with, and perform services for, the Company in the ordinary course of business.

                         VALIDITY OF OFFERED SECURITIES

    The validity of the Offered Securities will be passed upon for the Company by Sally F. Cloyd, Assistant General Counsel of the Company, and for any underwriters by Cravath, Swaine & Moore of New York City. As of the date of this Prospectus, Ms. Cloyd holds 100 shares and options to acquire 5,600 shares of Common Stock of the Company.


                                    EXPERTS

    The consolidated balance sheets of Raytheon Company as of December 31, 1994 and 1993 and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994 and the related financial statement schedules, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing. The consolidated financial statements of E-Systems, Inc. as of December 31, 1994 and 1993 and for the three years ended December 31, 1994, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the reports of Ernst & Young LLP, independent auditors, given on the authority of that firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

 S.E.C Registration Fee                                       $517,245
 Legal Fees and Expenses                                        75,000
 Accounting Fees and Expenses                                   30,000
 Trustee's Fees and Expenses                                    12,000
 Rating Agency Fees                                            160,000
 Blue Sky Fees and Expenses                                      2,000
 Printing and Engraving Fees                                    90,000
 Miscellaneous                                                  13,755
                                                              --------
                                                              $900,000
                                                              ========



ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the General Corporation Law of the State of Delaware reads as follows:

             (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

             (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication or liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

             (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

             (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made
    (1) by the board of directors by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

             (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

             (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

             (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

             (h) For purposes of this section, references, to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

             (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the corporation" as referred to in this section.

             (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

             (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligations to advance expenses (including attorneys' fees.)"

    Article VI of the Registrant's Bylaws provides as follows:

             Each person who is or was a director or officer of the Corporation (and the heirs, executors or administrators of such person) who is or was made a party to, or is or was involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request or for the benefit of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, shall be held harmless and indemnified by the Corporation against any expense, liability or loss (including, without limitation, judgments, fines, settlement payments and the expense of legal counsel) incurred by such person in any such capacity to the fullest extent permitted by applicable law. The right to indemnification conferred in this Article shall also include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition to the fullest extent permitted by applicable law. The Corporation may provide indemnification to other employees and agents of the Corporation as may be authorized from time to time by the Board of Directors to the fullest extent permitted by applicable law.

             The Corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Corporation, or who is or was serving at the request or for the benefit of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any expense, liability or loss incurred by such person in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under applicable law.

             The rights and authority conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation or Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

             Neither the amendment nor repeal of this Article nor the adoption of any provision of the Certificate of Incorporation or Bylaws or of any statute inconsistent with this Article shall eliminate or reduce the effect of this Article in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

    Subparagraph 11 of Article Ninth of Registrant's Restated Certificate of Incorporation provides as follows:

             No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware Corporation Law hereafter is amended to authorize, with the approval of the Corporation's stockholders, further reductions in the liability of a Corporation's directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the Delaware Corporation Law as so amended. No amendment to alter or repeal this subparagraph 11 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ITEM 16.     EXHIBITS.

    (1.1)(a) Form of Underwriting Agreement for the Senior Debt Securities and the Subordinated Debt Securities

    (1.1)(b)*    Form of Underwriting Agreement for the Preferred Stock and
                 Common Stock

    (4.1)(a)     Form of Indenture relating to Senior Debt Securities

    (4.1)(b)     Form of Indenture relating to Subordinated Debt Securities

    (4.2)(a) Form of Debt Securities relating to Senior Debt Securities (included in Exhibit 4.1(a))

    (4.2)(b) Form of Debt Securities relating to Subordinated Debt Securities (included in Exhibit 4.1(b))

    (4.3) Raytheon Company Restated Certificate of Incorporation, as amended through July 1, 1987, heretofore filed as an Exhibit to Registration Statement No. 33-15396, is hereby incorporated by reference.

    (4.4) Raytheon Company Bylaws, as amended through August 22, 1990, heretofore filed as an Exhibit to Raytheon's Form 10-K for the year ended December 31, 1990, are hereby incorporated by reference.

    (4.5) On July 3, 1986, the Company filed a Registration Statement on Form 8-A, which form was amended on June 28, 1988, describing certain rights that may accrue to stockholders in the event that a person or group acquires beneficial ownership of 20% or more of the Company's outstanding capital stock or commences a tender or exchange offer that would result in such person or group owning 25% or more of such outstanding capital stock. Said Registration Statement is hereby incorporated by reference.

    (5)*         Opinion of Sally F. Cloyd, Esq.

    (12)         Statement re computation of ratios

    (23.1)*      Consent of Sally F. Cloyd, Esq. (to be included in Exhibit (5))

    (23.2)       Consent of Coopers & Lybrand L.L.P.

    (23.3)       Consent of Ernst & Young LLP

    (24)         Power of Attorney (Filed herewith - see signature page)

    (25) Form T-1 Statement of Eligibility of the Senior Trustee and the Subordinated Trustee

*To be filed by amendment.

ITEM 17.     UNDERTAKINGS.

    (A)      The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                    provided, however, that paragraphs (A)(1)(i) and (A)(l)(ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act that is incorporated by reference in the registration statement) shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, Commonwealth of Massachusetts, on the 11th day of May, 1995.

                                               RAYTHEON COMPANY


                                        By:      /s/ Christoph L. Hoffmann
                                           -------------------------------------
                                                  Christoph L. Hoffmann
                                                  Executive Vice President, Law
                                                  and Corporate Administration
                                                  and Secretary


    We, the undersigned officers and Directors of Raytheon Company, hereby severally constitute and appoint Peter R. D'Angelo and Kenneth H. Colburn, and each of them singly, our true and lawful attorneys with full power to them, and each of them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and Directors to enable Raytheon Company to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signature as then may be signed by our said attorneys or any of them, to said Registration Statement and any and all amendments thereto.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on May 11, 1995 by the following persons in the capacities indicated.

             Signature                                          Capacity
             ---------                                          --------
    /s/ Dennis J. Picard                               Chairman of the Board of Directors and
- -----------------------------------------------        Chief Executive Officer (Principal
    Dennis J. Picard                                   Executive Officer) and Director


    /s/ Peter R. D'Angelo                              Vice President, Chief Financial Officer
- -----------------------------------------------        and Controller (Principal Financial
    Peter R. D'Angelo                                  Officer and Principal Accounting Officer)



    /s/ Francis H. Burr                                Director
- -----------------------------------------------
    Francis H. Burr



    /s/ Theodore L. Eliot, Jr.                         Director
- -----------------------------------------------
    Theodore L. Eliot, Jr.


    /s/ Barbara B. Hauptfuhrer                         Director
- -----------------------------------------------
    Barbara B. Hauptfuhrer


    /s/ Richard D. Hill                                Director
- -----------------------------------------------
    Richard D. Hill


    /s/ James N. Land, Jr.                             Director
- -----------------------------------------------
    James N. Land, Jr.


    /s/ Thomas L. Phillips                             Director
- -----------------------------------------------
    Thomas L. Phillips


    /s/ Warren B. Rudman                               Director
- -----------------------------------------------
    Warren B. Rudman


    /s/ Joseph J. Sisco                                Director
- -----------------------------------------------
    Joseph J. Sisco


    /s/ Charles F. Adams                               Director
- -----------------------------------------------
    Charles F. Adams


                                                       Director
- -----------------------------------------------
    Ferdinand Colloredo-Mansfeld


                                                       Director
- -----------------------------------------------
    Alfred M. Zeien


              EXHIBIT INDEX TO REGISTRATION STATEMENT ON FORM S-3

EXHIBIT NO.                            EXHIBIT
- -----------   ------------------------------------------------------------------
 1.1(a)       Form of Underwriting Agreement for the Senior Debt Securities
              and the Subordinated Debt Securities.
 4.1(a)       Form of Indenture relating to Senior Debt Securities.
 4.1(b)       Form of Indenture relating to Subordinated Debt Securities.
 4.2(a)       Form of Debt Securities relating to Senior Debt Securities
              (included in Exhibit 4.1(a)).
 4.2(b)       Form of Debt Securities relating to Subordinated Debt Securities
              (included in Exhibit 4.1(b)).
12            Statement re computation of ratios.
23.2          Consent of Coopers & Lybrand L.L.P.
23.3          Consent of Ernst & Young LLP.
24            Power of Attorney (Filed herewith -- see signature page).
25            Form T-1 Statement of Eligibility of the Senior Trustee and the
              Subordinated Trustee.

                                        2